SHACKELFORD PHARMA INC.

RESTRICTED SHARE PURCHASE AGREEMENT

THIS RESTRICTED SHARE PURCHASE AGREEMENT (this "Agreement") is made as of June 19, 2018 (the "Effective Date") by and between Shackelford Pharma Inc. (the "Company"), a corporation existing under the Business Corporations Act (British Columbia) (the "Act"), and [⬤] (the "Purchaser").

In consideration of the mutual covenants and representations set forth below, the Company and the Purchaser agree as follows:

1. Purchase and Sale of the Shares

(a) Subject to the terms and conditions of this Agreement, effective as of 12:01 a.m. (Vancouver time) on the Effective Date (the "Effective Time"), the Purchaser hereby purchases [⬤] Voting Common Shares in the capital of the Company (collectively, the "Shares" and each, a "Share") for an aggregate purchase price equal to CAD $[⬤] plus the aggregate fair market value of the Purchaser's right, title and interest in and to the Transferred Assets (as defined below) (which the Company and the Purchaser estimate to be nil) (the "Purchase Price").

(b) The Purchase Price shall be paid and satisfied by the Purchaser as follows:

(i) upon the execution and delivery of this Agreement, the Purchaser shall deliver the cash portion of the Purchase Price set forth above to the Company by wire transfer, check or any other method of payment permissible under applicable law and approved by the Company's board of directors (or any combination of such methods of payment); and

(ii) effective as of the Effective Time, the Purchaser hereby transfers, conveys, assigns and delivers to the Company (A) any and all right, title and interest the Purchaser has in the business plan of the Company (the "Business Plan"); and (B) any and all right, title and interest the Purchaser has in the Company's business and any Intellectual Property related to the Company's business, as currently conducted and as contemplated to be conducted pursuant to the Business Plan or otherwise; (collectively, the "Transferred Assets").

(c) Upon (i) the execution and delivery of (A) this Agreement and (B) the Confidentiality of Information and Ownership of Proprietary Property Agreement (attached as Schedule A of this Agreement and which is incorporated herein by reference) and (ii) receipt of the cash portion of the Purchase Price set forth above, the Company shall issue the Shares to the Purchaser as fully paid and non-assessable Voting Common Shares in the capital of the Company and, subject to Section 2(h), deliver to the Purchaser a share certificate, registered in the name of the Purchaser, reflecting the Shares.

(d) For purposes of this Agreement, "Intellectual Property" means: (i) Canada, United States and foreign patents, trademarks, copyrights and mask works, registrations and applications therefor, and rights granted upon any reissue, division, continuation or continuation-in-part thereof, (ii) trade secret rights arising out of the laws of any and all jurisdictions, (iii) ideas, inventions, concepts, technology, software, methods, processes, drawings, illustrations, writings know-how, show-how, trade names, domain names, web addresses and web sites and all rights therein and thereto, (iv) any other intellectual property rights, whether or not registrable, and (v) licenses in or to any of the foregoing.

2. Repurchase Option

(a) Option

If the Purchaser ceases to be an employee, consultant, advisor or officer of the Company (a "Service Provider") for any reason, including by reason of the Purchaser's death, disability, resignation or involuntary termination (each, a "Termination"), the Company shall, from such time (as determined by the Company in its discretion), have an irrevocable, exclusive option to repurchase (the "Repurchase Option") any Shares that have not yet been released from the Repurchase Option in accordance with Section 3 (the "Unreleased Shares"), at a price per share equal to the lesser of: (X) the fair market value of an Unreleased Share being purchased as a result of the exercise or deemed exercise of the Repurchase Option (the "Repurchased Shares") at the time the Repurchase Option is exercised, as determined by the Company's board of directors; and (Y) the portion of the Purchase Price attributable to a Repurchased Share (with such aggregate amount for all Repurchased Shares being the "Repurchase Price"). The Company may exercise the Repurchase Option as to any or all of the Unreleased Shares at any time after the Purchaser ceases to be a Service Provider; provided, however, that without requirement of further action on the part of either party hereto, the Repurchase Option shall be deemed to have been automatically exercised as to all Unreleased Shares at 5:00 p.m. (Vancouver time) as of the date that is 60 days following the date the Purchaser ceases to be a Service Provider, unless the Company declines in writing to exercise the Repurchase Option prior to such time; and provided further that, notwithstanding the above, the Repurchase Option shall not be deemed to have been automatically exercised, and shall instead be deemed to become temporarily unexercisable as of such time and date in any case where such automatic exercise would result in a violation of applicable law. The Repurchase Option shall once again be deemed exercisable (or, as provided above, exercised) as soon as a violation of applicable law would not result from its exercise.

(b) Exercise

If the Repurchase Option is exercised or deemed exercised, the Company shall deliver payment to the Purchaser, by any of the following methods, in the Company's sole discretion: (i) delivering to the Purchaser a check in the amount of the Repurchase Price, (ii) cancelling an amount of the Purchaser's indebtedness to the Company equal to the Repurchase Price, or (iii) any combination of (i) and (ii) such that the combined payment and cancellation of indebtedness equals the aggregate Repurchase Price.

(c) Rights upon Exercise

If the Repurchase Option is exercised or deemed exercised, the sole right and remedy of the Purchaser thereafter shall be to receive the Repurchase Price, and in no case shall the Purchaser have any claim of ownership as to any of the Repurchased Shares.

(d) Assignability

The Company in its sole discretion may assign all or part of the Repurchase Option to one or more employees, officers, directors or shareholders of the Company or other persons or organizations.

(e) Automatic Exchange of Released Shares

If the Repurchase Option is exercised or deemed exercised, any Shares that have been released from the Repurchase Option in accordance with Section 3 (the "Released Shares") then held by the Purchaser shall, at the option of the Company, be automatically converted into an identical number of Non-Voting Common Shares in the capital of the Company without any further action on the part of the Company or the Purchaser.

(f) Director Resignation(s)

If the Repurchase Option is exercised or deemed exercised and the Purchaser no longer has the right to nominate one or more directors to the Company's board of directors pursuant to any applicable agreement between, inter alios, the Company and the Purchaser (including any unanimous shareholder agreement then in force), the Purchaser shall forthwith cause the resignation of such person(s) from the Company's board of directors.

(g) Power of Attorney

The Purchaser hereby irrevocably appoints the Chief Executive Officer of the Company (or if no such officer is appointed, the most senior officer of the Company) as his or her true and lawful attorney-in-fact, with full power of substitution, to take all steps and execute and deliver any and all share transfers or other agreements, documents or other instruments reasonably necessary to give effect to the repurchase of Shares contemplated pursuant to this Section 2. The power of attorney granted by the Purchaser pursuant to this Section 2(g) is coupled with an interest and is given to secure the performance of the Purchaser's obligations and duties under this Section 2, and such power of attorney shall be irrevocable by the Purchaser. This Section 2(g) shall terminate and be of no force and effect upon there being no Shares that remain subject to the Repurchase Option.  The power of attorney contemplated herein is not intended to be a continuing power of attorney or similar power of attorney within the meaning of and governed by applicable substitute decision, living will or estate planning legislation in any of the provinces or territories of Canada (a "CPOA"). The execution of this power of attorney shall not terminate any CPOA granted previously by the Purchaser and this power of attorney is not terminated by the execution by the Purchaser in the future of a CPOA, and the Purchaser shall not take any action that results in the termination of this power of attorney while any Shares remain subject to the Repurchase Option.

(h) Share Certificates

The share certificates representing the Unreleased Shares shall be held in the Company's minute book until such Unreleased Shares no longer remain subject to the Repurchase Option. Share certificate(s) for the Released Shares shall be delivered to the Purchaser at the Purchaser's request.

3. Release of Shares from Repurchase Option; Vesting

(a) Vesting

As of the Effective Date, all of the Shares shall be Unreleased Shares. So long as the Purchaser's continuous status as a Service Provider has not been subject to a Termination, the Shares shall be released from the Repurchase Option as follows:

(i) 33.3333% of the Shares shall be released from the Repurchase Option on June 19, 2018; and

(ii) 66.6667% of the Shares shall be released from the Repurchase Option as follows:

a. 8.3333% upon the establishment of a corporate brand, defined branding strategy and product line for over-the-counter and medicinal channel;

b. 3.3333% upon the appointment of two independent directors;

c. 3.3333% upon securing a commercial/licensing agreement in Canada;

d. 3.3333% upon securing a commercial/licensing agreement(s) in the United States of America;

e. 3.3333% upon securing a commercial/licensing agreement in another country;

f. 3.3333% upon achieving initial revenue of C$1M;

g. 8.3333% upon achieving aggregate revenue of C$2.5M;

h. 8.3333% upon achieving aggregate revenue of C$5M;

i. 8.3333% upon achieving annual revenue of C$10M;

j. 8.3333% upon achieving EBITDA of C$1M; and

k. 8.3333% upon achieving EBITDA of C$2.5M.

(b) Acceleration upon a Change of Control

Upon a Change of Control, 100% of the Unreleased Shares shall be immediately released from the Repurchase Option. For purposes of this Agreement, "Change of Control" means:

(i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including any reorganization, amalgamation, arrangement, merger or consolidation or share transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company's shareholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(ii) a sale of all or substantially all of the assets of the Company.

(c) Continuing Services

THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING SERVICE AS A SERVICE PROVIDER (AND NOT THROUGH THE ACT OF PURCHASING SHARES HEREUNDER). THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, OR FOR ANY PERIOD AT ALL, AND SHALL NOT INTERFERE WITH THE PURCHASER'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE THE PURCHASER'S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.

4. Representations and Warranties of the Purchaser

The Purchaser represents and warrants as follows:

(a) the Purchaser has taken the initiative, directly or indirectly, to found, organize or substantially reorganize the business of the Company;

(b) the Purchaser is actively involved in the business of the Company and is purchasing the Shares as principal for his or her own account and as sole beneficial owner;

(c) the Purchaser is the sole beneficial owner and, where his or her interests are registrable, the sole owner of the Transferred Assets with good and valid title, free and clear of all mortgages, pledges, liens, charges and encumbrances whatsoever, and is exclusively entitled to possess and dispose of same;

(d) the Purchaser is purchasing the Shares solely for investment purposes and not for further distribution. The Purchaser's entire legal and beneficial ownership interest in the Shares is being purchased and shall be held solely for the Purchaser's account, except to the extent the Purchaser intends to hold the Shares jointly with his or her spouse. The Purchaser is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Shares;

(e) the Purchaser can properly evaluate the merits and risks of an investment in the Shares and can protect the Purchaser's own interest in this regard, whether by reason of the Purchaser's own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom the Purchaser has consulted or the Purchaser's pre-existing business or personal relationship with the Company or any of its officers, directors or controlling persons;

(f) the Purchaser is sufficiently aware of the Company's business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser has had an opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons and has received all information that the Purchaser deems appropriate for assessing the risk of an investment in the Shares; and

(g) the Purchaser realizes that the purchase of the Shares involves a high degree of risk and that the Company's future prospects are uncertain. The Purchaser is able to hold the Shares indefinitely if required and is able to bear the loss of the Purchaser's entire investment in the Shares.

5. Restrictions on Transfer

(a) Unreleased Shares

No Unreleased Shares, nor any beneficial interest in such Unreleased Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser, other than as required pursuant to this Agreement or as required in accordance with any Shareholder Agreement with respect to the Company then in force. "Shareholder Agreement" means any right of first refusal or co-sale agreement, shareholder rights agreement, voting agreement, shareholders agreement or any similar agreement entered into between the Company and it shareholders.

(b) Released Shares

The Purchaser understands and acknowledges that no Shares, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee, other than in accordance with the restrictions on transfer of securities set out in the articles of the Company, applicable securities laws and any Shareholder Agreement with respect to the Company then in force.

6. Non-Competition

For as long as the Purchaser owns any Shares and for a period of 12 months following the date that the Purchaser ceased to own any Shares (such entire period, the "Restricted Period"), the Purchaser shall not, within Canada or the United States, carry on or be engaged in or be concerned with or interested in, either directly or indirectly, any undertaking that is in whole or in part competitive with the business of the Company or its subsidiaries (a "Competitive Business"), provided that the Purchaser shall be entitled, for investment purposes, to purchase and/or trade shares in the capital of a Competitive Business that is listed and posted for trading on a recognized stock exchange, provided that the Purchaser shall not directly or indirectly, own more than 5% of the issued share capital of any such company or participate in its management or operations or in any advisory capacity.

7. Non-Solicitation

During the Restricted Period, the Purchaser shall not, either directly or indirectly:

(a) offer to hire, hire or recruit (or attempt to do any of the foregoing) any of the Company's or any of its subsidiaries' employees or consultants or encourage any of them to terminate their relationship with the Company or any of its subsidiaries;

(b) solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing), in connection with a Competitive Business, any customer of the Company or any of its subsidiaries' to whom, at any time within the 12 month period prior to the date that the Purchaser ceased to own any Shares (the "Covered Period"), the Purchaser (i) had direct and personal contact or (ii) supervised an employee or a contractor who had direct and personal contact; or

(c) solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing) any Prospective Customer in connection with a Competitive Business.  For the purposes of this Agreement, "Prospective Customer" means any person or entity that is not a customer of the Company but for whom (i) there was an active proposal outstanding by the Company or any of its subsidiaries' or on the Company's or any of its subsidiaries' behalf within the Covered Period and (ii) the Purchaser was personally involved in the preparation or presentation of such proposal.

8. Stated Capital

The Company shall add to the stated capital account maintained for the Voting Common Shares in the capital of the Company, in accordance with the provisions of subsection 72 of the Act, the maximum amount permitted to be added to the paid-up capital of the Voting Common Shares in the capital of the Company having regard to the provisions of the Income Tax Act (Canada) (the "ITA") (which amount shall not be greater than that permitted to be added pursuant to the Act).

9. Bulk Sales

The Company shall not require the Purchaser to comply with the provisions of any bulk sales legislation.  Notwithstanding the foregoing, the Purchaser shall indemnify and save the Company harmless from any claims, demands, actions, causes of action, damage, loss, costs, liability or expense which may be made against the Company or which the Company may suffer or incur as a result of such non-compliance.

10. Tax

The Purchaser has reviewed with the Purchaser's own tax advisors the tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

11. Section 85 Election

It is intended that the transfer of the Transferred Assets hereunder be on a tax-deferred basis to the Purchaser for purposes of the ITA and applicable provincial income tax statutes. If necessary, the Company and the Purchaser shall, in a timely manner, jointly execute and file elections under section 85 of the ITA in prescribed form and elections in prescribed form under the corresponding provisions of applicable provincial income tax statutes in respect of the transfer hereunder of the Transferred Assets.  The elected amounts (the "Elected Amounts") for purposes of each such election will be determined by the Purchaser in a manner consistent with the above-described intention.

12. Sales Taxes

The Company shall pay directly to the appropriate taxing authorities all federal and provincial sales, transfer and other similar taxes and charges payable, if any, in respect of the purchase of the Transferred Assets.

13. Adjustment to Purchase Price or Elected Amounts

(a) If the Company and Purchaser subsequently mutually determine, or if Canada Revenue Agency or any taxing authority issue, or propose to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the Purchase Price is less than or greater than the actual fair market value of the Transferred Assets, or that an elected amount is more or less than the Elected Amount for a Transferred Asset as determined by the Company and the Purchaser, then the Purchase Price or the Elected Amount, as the case may be, shall be increased or decreased as necessary but only to the extent that the Purchase Price or Elected Amount so revised is acceptable to the parties, or is established by a court of competent jurisdiction (after all appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken) to be the actual fair market value of the Transferred Assets (in the case of the Purchase Price) or an Elected Amount, as the case may be.

(b) If the Purchase Price is varied in the circumstances described in Section 13(a), the Company and Purchaser shall take such steps as may be necessary to reflect properly an appropriate adjustment to the Purchase Price as varied.

(c) If an Elected Amount is varied in the circumstances described in Section 13(a), the Company and the Purchaser shall file a revised election(s) under the provisions of subsection 85(1) of the ITA and the corresponding provisions of all applicable provincial or territorial legislation to give effect to their intention that the Elected Amounts be equal to the amounts determined by the Purchaser.

14. Effective Conveyance

This Agreement shall operate as an actual conveyance, transfer, assignment and setting over of all the right, title and interest of the Purchaser in and to the Transferred Assets as of the Effective Time.

15. General Provisions

(a) Certain Rules of Interpretation

In this Agreement:

(i) Applicable Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(ii) Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(iii) Currency - Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(iv) Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(v) Including - Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

(vi) No Strict Construction - The language used in this Agreement is the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

(vii) Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(viii) Statutory References - A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(ix) Time - Time is of the essence in the performance of the parties' respective obligations.

(x) Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

(b) Invalidity of Provisions

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

(c) Entire Agreement

This Agreement constitutes the entire agreement between the parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.  There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

(d) Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of the Company) and permitted assigns.

(e) Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means, provided that proof of electronic receipt is obtained:

(i) in the case of the Purchaser, at the last known address of the Purchaser or the address of the Purchaser on the Company's central securities register; and

(ii) in the case of a Notice to the Company at its registered and records office:

Osler, Hoskin & Harcourt LLP

Suite 1700, Guinness Tower

Vancouver, British Columbia

V6E 2E9

Attention: Mark Godsy

E-mail: magodsy@shaw.ca

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 5:00 p.m. local time in the place of delivery or receipt.  However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day then the Notice shall be deemed to have been given and received on the next business day.  Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section 15(e).

(f) Adjustment for Share Split

All references to the number of Shares and the purchase price of the Shares in this Agreement shall be adjusted to reflect any share split, share dividend or other change in the Shares which may be made after the date of this Agreement.

(g) Amendment; Waiver

No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, is binding unless executed in writing by the party to be bound.

(h) Reliance on Counsel and Advisors

The Purchaser acknowledges that Osler, Hoskin & Harcourt LLP is representing only the Company in this transaction. The Purchaser acknowledges that he or she has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The Purchaser is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

(i) Further Assurances

The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable to effect the purpose of this Agreement and carry out its provisions.  Without limiting the foregoing sentence, the Purchaser shall take all actions reasonably requested by the Company to assist the Company in effecting the transfer of the Transferred Assets to it and in establishing, perfecting, defending, enforcing and protecting the Company's rights in any of the Transferred Assets, including assisting in the prosecution of any patent applications included in or based upon any of the Transferred Assets.

(j) Execution and Delivery

This Agreement may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS OF WHICH the parties have duly executed this Agreement.

SHACKELFORD PHARMA INC.
By:
Name: Mark Godsy
Title: Chief Executive Officer

[⬤]

Signature Page to Share Purchase Agreement

SCHEDULE A

CONFIDENTIALITY OF INFORMATION
AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT

THIS CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT is entered into as of June 19, 2018 and is between Shackelford Pharma Inc. (the "Company") and __________ (the employee, consultant, advisor or independent contractor who is referred to in this Agreement as the "Worker").

BACKGROUND:

A. The Company may give, has given and will give the Worker access to proprietary or confidential information of the Company and its affiliates and subsidiaries (if any) (the "Company Group"), including information that, by its nature or by the nature of its disclosure, would reasonably be considered to be proprietary or confidential to the Company Group (which information is collectively referred to in this Agreement as "Confidential Information").  For greater certainty, Confidential Information includes all employee, customer or client personal information, technical data, unpublished know-how, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic, oral, electronic or any other form, that are now or hereafter owned, licensed or otherwise acquired by the Company Group.

B. The Worker may develop, conceive, generate or contribute to, in the course of employment or engagement with the Company, alone and/or jointly with others, tangible and intangible property relating to actual or anticipated business and research and development of the Company Group, or that is suggested by or result from work performed for or on behalf of the Company Group, in any fields, which property includes software, hardware, know-how, designs, techniques, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works or any common law or statutory right anywhere in the world (which tangible and intangible property is collectively referred to in this Agreement as "Proprietary Property").

NOW, THEREFORE, in consideration of the Worker's employment or engagement with the Company and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Worker, the parties agree as follows:

1. The Worker, both during and after employment or engagement with the Company, shall not disclose or use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.  The Worker may, however, use or disclose Confidential Information that:

(a) is or becomes public, other than through a breach of this Agreement; or

(b) is known to the Worker prior to employment or engagement by the Company and with respect to which the Worker does not have any obligation of confidentiality; or

(c) is required to be disclosed, or the disclosure of which to regulators is protected, by law, whether under an order of a court or government tribunal, statutory provision or other legal process, provided that, where such disclosure is required of the Worker, the Worker informs the Company of such requirement as soon as the Worker becomes aware of the requirement and in sufficient time to allow the Company to take such steps as are lawfully available to the Company to avoid or limit such disclosure by the Worker.

2. The Worker, both during and after employment or engagement with the Company, shall not disclose or use any trade secrets, confidential information or proprietary property of a third party obtained by the Worker during the course of or as result of employment or engagement with the Company, except as expressly authorized by the Company or such third party in writing.

3. All right, title and interest in and to Proprietary Property (including the Proprietary Property described in paragraph 6 below), as between the Worker and the Company, belongs to the Company and the Worker has no rights in any such Proprietary Property.  For greater certainty, all right, title and interest (including any intellectual property rights) in and to all Proprietary Property that the Worker may acquire in the course of employment or engagement with the Company are hereby assigned to the Company.  The Worker agrees to make full disclosure to the Company of and to properly document each development of any Proprietary Property, and to provide written documentation describing such Proprietary Property to the Company, promptly after its creation.  At the request and expense of the Company, both during and after employment or engagement with the Company, the Worker shall do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trade-marks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world.    The Worker irrevocably designates and appoints the Company and its duly authorized officers and agents as the Worker's agent and attorney-in-fact, to act for and in the Worker's behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patents, copyrights, trade-marks, mask works, industrial designs and such other protections related to the Proprietary Property.  This power of attorney is coupled with an interest and shall not be affected by the Worker's subsequent incapacity or death.

4. If, during and in the course of employment or engagement with the Company, the Worker develops any Proprietary Property that is protected by copyright, the Worker hereby waives unconditionally any "moral rights" the Worker may have in such Proprietary Property.

5. The Worker, both during and after employment or engagement with the Company, shall not make any unauthorized use of the Company's computer systems, communications networks, databases or files.  The Worker shall adhere to all Company policies regarding the use of such computer systems, communications networks, databases or files.

6. All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the possession or control of the Worker, and that is in any way obtained, conceived, developed, generated or contributed to by the Worker, alone and/or jointly with others in the course of or as a result of the Worker's employment or engagement with the Company, is and remains Confidential Information and/or Proprietary Property within the meaning of this Agreement.

7. The Worker shall return or destroy, as directed by the Company, Confidential Information or Proprietary Property to the Company upon request by the Company at any time, and upon the cessation of employment or engagement with the Company, regardless of how that cessation occurs.  Such return or destruction shall include all originals and all copies of the Confidential Information and Proprietary Property, in whatever medium or form, that is then in the control or possession of the Worker.  Upon request by the Company, the Worker shall certify, by way of affidavit or statutory declaration, that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable.  Both during and after employment or engagement with the Company, the Worker shall not make or retain copies of the Confidential Information or Proprietary Property in the Worker's possession or control, except for the purpose of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.  For information stored in electronic form:

(a) the Worker shall be deemed to have returned it when the Worker transmits an electronic copy to Company and thereafter destroys it per (b) below; and

(b) the Worker shall be deemed to have destroyed it when the Worker performs a commercially reasonable "delete" function with respect to all of its copies of information, notwithstanding that such information may be forensically recoverable or restored from backups (provided always that if, at any time, the Worker performs or permits such recovery or restoration, the Worker shall treat such recovered or restored information as Confidential Information hereunder at all times).

8. The Worker shall not use unauthorized software on the Company's equipment during the course of employment or engagement with the Company.  Furthermore, the Worker shall not incorporate into or link with the Confidential Information or Proprietary Property, any third-party intellectual property (including third party software, images, works or materials, third party patents or trade secrets, and open source software) without first (a) disclosing same to the Company together with the license therefor from such third party, and (b) receiving authorization from the Company for such incorporation or linkage.

9. During the Worker's employment or engagement with the Company, the Worker shall not make use of or in any manner communicate to the Company any confidential information of any third party (including former employers of the Worker) that may be in or may come into the Worker's possession or control, other than confidential information disclosed to the Worker in his, her or its capacity as a representative of the Company.

10. The Worker shall, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company requires to protect confidential information or proprietary property.

11. Regardless of any changes in role, responsibilities, compensation or otherwise, including cessation of the Worker's employment or engagement with the Company (regardless of how that cessation occurs), the Worker shall continue to be subject to the terms and conditions of this Agreement and any other(s) executed pursuant to paragraph 10 above.

12. The Worker's sole and exclusive remedy for any breach of this Agreement by the Company is limited to monetary damages and the Worker shall not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.  The Worker hereby waives, relinquishes and conveys to the Company any and all claims of any nature whatsoever, which the Worker now or hereafter has for infringement of any proprietary rights assigned to the Company. The Worker acknowledges that it would be difficult to compute the monetary loss to the Company arising from a breach or threatened breach of this Agreement by the Worker and that, accordingly, the Company shall be entitled to specific performance, injunctive or other equitable relief in addition to or instead of monetary damages, without the necessity of establishing that monetary damages would be inadequate.

13. The Worker's employment or engagement with the Company is subject to the terms and conditions of this Agreement. This Agreement shall enure to the benefit of the Company and its successors and assigns and be binding on the Worker and the Worker's heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

14. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

15. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be deleted and the other provisions remain in effect and are valid and enforceable to the fullest extent permitted by law.

16. The Worker and the Company each intend and agree that in this Agreement, the terms "employment" and "engagement" shall be deemed to include any period of time prior to the Worker's execution of this Agreement and/or prior to the formal execution of any employment or consulting agreement or contract for services relating to the employment or engagement, during which period of time and in connection with or in contemplation of such employment or engagement, the Worker provided services to or performed work of any kind for the Company Group or for the benefit of the Company Group.

17. The Worker confirms that he or she had the opportunity to confer with an independent legal advisor if he or she so wished, in advance of signing this Agreement.  The Worker further confirms that he or she has read this Agreement and the Worker accepts and agrees to be bound by its terms.

18. The headings herein are for convenience only and do not interpret this Agreement, the word "including" or "include", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope, and the word "or" does not imply an exclusive relationship between the matters being connected.

19. The Worker hereby authorizes the Company to notify the Worker's future employers (or other necessary third parties) of the terms of this Agreement and the Worker's responsibilities hereunder.

20. This Agreement, and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Company and the Worker and set out all the covenants, promises, warranties, representations, conditions and agreements between the Company and the Worker in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.

DATED June 19, 2018.

[Signature page follows]

In the presence of:

Witness	⬤

SHACKELFORD PHARMA INC.

By:
Name: Mark Godsy
Title: Chief Executive Officer

Schedule A to Share Purchase Agreement